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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors and Stockholders
VARITY CORPORATION:

We consent to incorporation by reference in the registration statement (No. 33-48135) on Form S-8 of Varity Corporation of our report dated March 7, 1994, relating to the consolidated balance sheets of Varity Corporation and subsidiaries as of January 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended January 31, 1994, which report is included in the January 31, 1994 annual report on Form 10-K of Varity Corporation. Our report refers to changes in accounting for income taxes, postretirement benefits, post-employment benefits and securities.



                                                           /s/ KPMG PEAT MARWICK


Buffalo, New York
April 12, 1994